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                                                           Exhibit (c)(4)


                  NON-COMPETITION AND NON-SOLICITATION AGREEMENT

     AGREEMENT dated as of July 5, 1999 among General Nutrition Companies, Inc., a Delaware corporation ("Company"), Royal Numico N.V., a company organized under the laws of The Netherlands ("Parent"), and Gregory T. Horn ("Executive").

     WHEREAS, Executive is employed by General Nutrition, Incorporated, a Pennsylvania corporation and subsidiary of Company, as Executive Vice President of Marketing and Business Development and Chief Operating Officer;

     WHEREAS, in order for Parent and Company to assure itself of the services of Executive after the effective time of the Merger, Parent and Company have entered into an employment agreement as of the even date herewith (the "Employment Agreement"); and

     WHEREAS, in connection with an Agreement and Plan of Merger dated as of July 5, 1999, a subsidiary of Parent will merge with and into Company (the "Merger");

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereto hereby agree as follows:

     1.   NON-COMPETITION.  During the Restricted Period (as set forth in
Section 3 below and determined without regard to the termination of Executive's employment), Executive shall not engage in any way, directly or indirectly, in any Competing Business (as defined below) in the Geographic Area (as defined below); PROVIDED, HOWEVER; in no event shall this provision be construed to prohibit Executive's employment with any business in which less than 5% of its consolidated gross revenues for its most recent fiscal year relates to a Competing Business if Executive's responsibilities at such business do not directly relate to a Competing Business. "Competing Business" shall mean any activity relating to the development, manufacture, or the retail or wholesale sale or distribution (including but not limited to sale or distribution through retail, specialty retail, Internet, e-commerce, mail order, multi-level marketing, mass market, or any other channel of distribution) of specialized nutrition products (including, but not limited to, infant milk formula, foods and drinks, clinical nutrition products, and nutriceuticals), vitamin and mineral supplements, sports nutrition products, herbs, personal care or other health-related products. "Geographic Area" shall mean the United States and any other country in which the Parent, Company or any affiliate thereof maintains owned or franchised facilities or hosts web sites.

     2.   NON-SOLICITATION.  During the Restricted Period (as set forth in
Section 3 below and determined without regard to the termination of Executive's employment), Executive shall not directly or indirectly solicit, encourage, assist, entice, or induce any employee of Parent or Company or any of its subsidiaries or approach any such employee for any of the foregoing purposes, to be employed by, or render any services to, any person, firm, corporation or other entity engaged in any Competing Business.


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          b.   During the Employment Period and thereafter, Executive shall not, without the Parent's and Company's prior written permission or in connection with his duties under this Agreement, use or disclose all or any part of the following valuable, special and unique assets of Parent's or Company's business to any person, corporation, association or other entity (but excluding information that has become public knowledge without any action by, or involvement of, Executive) for any reason whatsoever: the confidential information and trade secrets of Parent, the Company and or any affiliate, including but not limited to, financial and sales information, manufacturing formulas and processes, business plans and projections, and personnel information and records.

          c.   Executive acknowledges that the restrictions contained in this
Section 2 in view of the nature of the business in which Parent or Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Parent and Company and that any violation of such restrictions would result in irreparable harm to the Parent or Company. In the event of Executive's violation of any of these restrictions, Parent or Company shall be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief without proving actual damage or immediate or irreparable harm and without posting any bond. Nothing herein shall prohibit Parent or Company from pursuing any other remedies legally available to Parent or Company for such breach or threatened breach, including the recovery of damages from Executive.

          d. If any of the provisions of this Section 2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

     3. RESTRICTED PERIOD. For purposes of this Agreement "Restricted Period" shall mean the period commencing at the effective time of the Merger (the "Effective Time") and ending on the later of the date of termination of Executive's employment with Company or the expiration of the Employment Period as defined in the Employment Agreement.

     4. CONSIDERATION. In consideration for the foregoing covenants as set forth above, Company shall pay Executive $120,000 in a single sum (net of applicable withholding taxes) within 30 days following the Effective Time.

     5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     6. ENTIRE AGREEMENT. Effective as of and conditioned upon the Effective Time, this Agreement supersedes and replaces any and all prior employment agreements, both written and oral, between the parties. It contains the entire understanding between parties and can only be amended or supplemented by a written agreement signed by the parties. In the event the Merger shall not have become effective, this Agreement shall be of no force or effect.

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     7.   COUNTERPARTS.  This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

PARENT                                      COMPANY


By:/s/ Johannes C.T. van der Wielen         By:/s/ William E. Watts
   --------------------------------            -------------------------------
Title: President and Chief Executive        Title: President and Chief
       Officer                                     Executive Officer

                                            Gregory T. Horn
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                                            EXECUTIVE

                                            /s/ Gregory T. Horn
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                                            EXECUTIVE'S SIGNATURE

                                            112 Creek Drive
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                                            ADDRESS

                                            Edgeworth, PA  15143
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